Exhibit 21.1

Company Name	State/Country of Incorporation
Argus Payments Inc.	Delaware
BIG HAT ENTERPRISES, INC.	Panama
Big Island Technology Group, Inc.	California
Blue Hen Group Inc.	Delaware
Confirm ID, Inc.	California
Danni Ashe, Inc.	California
Fastcupid, Inc.	California
Fierce Wombat Games Inc.	California
FriendFinder California Inc.	California
FriendFinder GmbH	Germany
Friendfinder United Kingdom Ltd.	England and Wales
FRIENDFINDER VENTURES INC.	Nevada
FRNK Technology Group	California
Frodo Enterprises Ltd.	Republic of Mauritius
General Media Art Holding, Inc.	Delaware
General Media Communications, Inc.	New York
General Media Entertainment, Inc.	New York
Global Alphabet, Inc.	California
GMCI Internet Operations, Inc.	New York
GMI On-Line Ventures, Ltd.	Delaware
GREAT GANILLY ENTERPRISE LIMITED	England and Wales
Interactive Network, Inc.	Nevada
JG ENTERPRISES LIMITED LIABILITY COMPANY - PODGORICA	Montenegro
Magnolia Blossom Inc.	Delaware
Medley.com Incorporated	California
NAFT Media, S.L.	Spain
NAFT News Corporation	California
Network Domain Services N.V.	Curacao Netherlands Antilles
New Light Brasil Administração Ltda.	Brazil
Penthouse Clubs International Establishment	Liechtenstein
Penthouse Digital Media Productions Inc.	New York
Penthouse Images Acquisitions, Ltd.	New York
PerfectMatch Inc.	Delaware
Playtime Gaming Inc.	California
PMGI Holdings Inc.	Delaware
PPM Technology Group, Inc.	California

Pure Entertainment Telecommunications, Inc.	New York
Sharkfish, Inc.	California
Snapshot Productions, LLC	Texas
Streamray, Inc.	St. Christopher and Nevis (St. Kitts)
Streamray Inc.	Nevada
Streamray Processing Limited	England and Wales
Streamray Studios Inc.	California
Tan Door Media Inc.	California
Traffic Cat, Inc.	California
Transbloom, Inc.	California
Various, Inc.	California
Ventnor Enterprise Limited	England and Wales
Video Bliss, Inc.	California
West Coast Facilities Inc.	California
Wight Enterprise Limited	England and Wales
XVHUB Group Inc.	Delaware